Exhibit 10(aa)

PROMISSORY NOTE

$3,000,000.00	Irving, Texas
December 26, 1995

For value received, First American Real Estate Information Services, Inc., a California corporation (“Maker”), promises to pay to the order of First American Home Buyers Protection Corporation, a California corporation (“Payee”), the principal sum of Three Million and no/100 ($3,000,000.00), with interest on the balance of principal remaining from time-to-time outstanding and unpaid from January 1, 1996, until paid, at the rate of eight and seventy-five one hundredths percent (8.75%) per annum.

Said principal and interest shall be due and payable in equal quarterly installments commencing on the 1st day of April, 1996, with quarterly payments continuing in each calendar year thereafter until January 1, 2011, when the entire unpaid balance of principal, together with all accrued interest thereon remaining unpaid, shall be due and payable in full.

Each payment made on this note shall be applied first to accrued interest, and the balance thereof shall be applied to installments of principal then due or to become due hereunder in the order of their maturity. This note may be prepaid at any time or time, in whole or in part, without notice or penalty. Prepayments of principal shall be applied in the order of maturity. Principal that is prepaid shall cease to bear interest from the date of prepayment.

Should interest not be so paid, it shall thereafter bear like interest as the principal, but such unpaid interest so compounded shall not exceed an amount equal to simple interest on the unpaid principal at the maximum rate permitted by law. Should default be made in the payment of any installment of interest or principal when due, all unpaid principal and accrued interest shall become immediately due and payable at the option of the holder of this note. Should suit be commenced or an attorney be employed to enforce the payment of this note, Maker agrees to pay such additional sum as the court may adjudge reasonable as attorneys’ fees in said suit. Principal and interest shall be paid in lawful money of the United States.

Payment of the indebtedness evidenced by this note is secured by a deed of trust of even date herewith to First American Title Insurance Company, a California corporation, as trustee.

This note is made under, and shall be construed and enforced in accordance with, the laws of the State of Texas.

FIRST AMERICAN REAL ESTATE INFORMATION SERVICES, INC.

By:	/s/ H. John Herkenhoff
H. John Herkenhoff, Senior Vice President